UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 11, 2010

______________

iMergent, Inc.
 (Exact name of registrant as specified in its charter)

______________

Delaware	001-32277	87-0591719
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1615 South 52nd Street
Tempe, AZ 85281
(Address of Principal Executive Office) (Zip Code)

(623) 242-5959
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On November 11, 2010 the Board of Directors appointed Clint Sanderson President and Chief Operating Officer of   iMergent (the “Company”).  Sanderson who was previously a Senior Vice President of the Company will receive an increase in his annual salary to $275,000 per year, which is not governed by an employment agreement.

Mr. Sanderson will be entitled to a bonus, the structure of which is governed by an Executive Bonus Plan as determined by the Compensation Committee of the Company’s Board of Directors. Mr. Sanderson will be entitled to equity awards under the Company’s 2003 Equity Incentive Plan as determined by the Compensation Committee of the Company’s Board of Directors.

Mr. Sanderson, 39, has been a member of the iMergent management team since 2002, serving in roles of increasing responsibility, and has served as President of the StoresOnline and Crexendo divisions since February 2009.  Prior to joining StoresOnline, Sanderson served as director of sales for two enterprise software companies.  Sanderson also serves on the Board of Directors of the American Lung Association of Utah and is a member of the Utah chapter of the Young Presidents Organization (YPO).  Sanderson received a Bachelor of Science Degree in business from Brigham Young University.

(c) On November 11, 2010 the Board of Directors appointed Steven G. Mihaylo as Chairman of the Board of Directors. Mr. .Mihaylo, the Chief Executive Officer of the Company, replaces Todd Goergen as Chairman, Mr. Goergen remains on the Board of Directors.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description
99.1	Press release entitled, “iMergent Appoints Clint Sanderson President and COO and Steve Mihaylo Chairman of the Board of Directors”

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMERGENT, INC.

/s/ Jonathan R. Erickson
By:	Jonathan R. Erickson, Chief Financial Officer
Date:	November 11 , 2010

3